Exhibit 99.1

Bradley Pharmaceuticals, Inc. was founded in 1985 as a specialty pharmaceutical company and markets to niche physician specialties in the U.S. and 38 international markets. Bradley’s success is based upon strategically expanding from an Acquire, Enhance and Grow to an In-License, Develop and Bring to Market business model: In-license phase II and phase III drugs with long-term intellectual property protection; Develop these products and submit completed clinical studies to the FDA for NDA approvals and commercialization; Bring to Market these patent-protected brands to fill unmet needs and leverage Bradley’s marketing and sales expertise to increase shareholder value. Bradley Pharmaceuticals is comprised of Doak Dermatologics, specializing in therapies for dermatology and podiatry; Kenwood Therapeutics, providing gastroenterology, OB/GYN, respiratory and other internal medicine brands; and A. Aarons, which markets authorized generic versions of Doak and Kenwood therapies.

Important announcement:
Bradley Pharmaceuticals will present at the Wachovia Securities Small and Mid-Cap Healthcare Conference, January 30, 2007, at 8:30 AM at the Langham Hotel in the Timberlay Room, Boston MA.

Bradley Pharmaceuticals will present at the Roth Capital Partners 19th Annual OC Conference, February 19-22, 2007, to be held at the Ritz Carlton Laguna Niguel, CA .

Bradley Pharmaceuticals will present at the Raymond James & Associates 28th Annual Institutional Investors Conference, to be held at the Hyatt Regency Grand Cypress in Orlando, FL, March 4-7, 2007.

For Immediate Release	Contact:	Anthony Griffo Investor Relations Bradley Pharmaceuticals, Inc. 973-882-1505, ext. 313

BRADLEY PHARMACEUTICALS ANNOUNCES LAUNCH OF
AUTHORIZED GENERIC OF PAMINE® (methscopolamine bromide)

Fairfield, NJ — December 29, 2006 — Bradley Pharmaceuticals, Inc. (NYSE: BDY) reported today that A. Aarons, Inc., a subsidiary of Bradley Pharmaceuticals, has announced the launch of methscopolamine bromide tablets, an authorized generic of the Company’s Pamine® tablets. The Company is currently accepting orders. The generic product is available in both 2.5 mg and 5 mg forms, and will meet the same level of quality and be manufactured with the same level of active and inactive pharmaceutical ingredients as Pamine® branded products. Pamine®, currently marketed by Bradley through its Kenwood Therapeutics Division, is indicated as adjunctive therapy for peptic ulcer.

Bradley Pharmaceuticals Chairman, President and CEO, Daniel Glassman stated, “While Pamine® represented approximately 7% of Bradley Net Sales, during the nine months ended September 30, 2006, we proactively planned for this introduction and are pleased to be in a position to successfully execute our strategy of extending the life cycles of our established brands. The introduction of the Pamine® generic expands the A. Aarons line of generic products offered to the wholesale and chain pharmacy distribution channels. The A. Aarons subsidiary was launched in January of 2006 and its presence in the generic market is beginning to grow both in volume and acceptance. Consistent with other products that have experienced generic competition in our portfolio, we will continue to manufacture and distribute branded Pamine®.”

Pamine® Tablets, like other anticholinergics, may produce drowsiness or blurred vision. Patients should be cautioned regarding activities requiring mental alertness, such as driving a motor vehicle or operating machinery. Diarrhea may be an early symptom of incomplete intestinal obstruction; in such cases, Pamine® is not appropriate treatment and may be harmful. Use of Pamine® is contraindicated in patients with glaucoma, blockage in the urinary tract, blockage in the gastrointestinal tract, decreased gastrointestinal motility, unstable cardiovascular status in acute hemorrhage, severe ulcerative colitis, paralytic ileus, toxic megacolon complicating ulcerative colitis, and myasthenia gravis.

Please visit Bradley Pharmaceuticals web site at: www.bradpharm.com

Bradley Pharmaceuticals common stock is listed on the NYSE under the symbol BDY.

Safe Harbor for Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements that address activities, events or developments that Bradley expects, believes or anticipates will or may occur in the future, such as launches by Bradley of new products, market acceptance of Bradley’s products, sales and earnings estimates, other predictions of financial performance, timing of payments on indebtedness, timing and repurchases of shares of common stock, and the achievement of initiatives to enhance corporate governance and long-term shareholder value. Forward-looking statements are based on Bradley’s experience and perception of current conditions, trends, expected future developments and other factors it believes are appropriate under the circumstances and are subject to numerous risks and uncertainties, many of which are beyond Bradley’s control. These risks and uncertainties include Bradley’s ability to: successfully acquire, develop, integrate, or sell new products, including POLYPHENON E® Ointment, Elestrin™ and the products incorporating the delivery systems to be developed by Polymer Science; estimate sales; comply with the restrictive covenants under its credit facility; refinance its credit facility, if necessary; access the capital markets on attractive terms or at all; favorably resolve the pending SEC informal inquiry and file required financial statements with the SEC in a timely manner; remediate its material weaknesses in its internal controls; maintain sales of its products; or effectively react to other risks and uncertainties described from time to time in Bradley’s SEC filings, such as fluctuation of quarterly financial results, estimation of product returns, chargebacks, rebates and allowances, concentration of customers, reliance on third party manufacturers and suppliers, litigation or other proceedings (including the pending class action and shareholder derivative lawsuits), government regulation, stock price volatility and ability to achieve strategic initiatives to enhance long-term shareholder value. Further, Bradley cannot accurately predict the impact on its business of the approval, introduction, or expansion by competitors of generic or therapeutically equivalent or comparable versions of Bradley’s products or of any other competing products. In addition, actual results may differ materially from those projected. Bradley undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.